EXHIBIT 99.1


                                                        FOR IMMEDIATE RELEASE
                                                        ---------------------

                                              Contact:

                                              Karin Wacaser
                                              Pegasus Solutions, Inc.
                                              214/523-0129
                                              karin.wacaser@pegs.com

 Pegasus Solutions Names Susan K. Cole as CFO,
 Succeeding Jerry Galant


 DALLAS (May 4, 2001) - Pegasus Solutions, Inc. (Nasdaq: PEGS) today announced that Susan K. Cole has been named chief financial officer of the Company, effective May 7, 2001. Ms. Cole most recently was a partner with PricewaterhouseCoopers LLP, and served as the lead engagement partner on the Pegasus account. She succeeds Jerry Galant who has decided to resign his position after five years with the Company. Dallas-based Pegasus Solutions is a leading provider of hotel industry transaction processing solutions and electronic commerce services.

 "I am proud to have led Pegasus Solutions over the last several years through a successful IPO and several acquisitions, including the monumental acquisition of REZsolutions," Galant said. "I've enjoyed helping grow Pegasus from a small private company to a much larger public company. I feel like I've achieved success in this endeavor, and now it's time for me to hand over the reins and seek another opportunity in which I can repeat this success, preferably at another company that is in its early stages of growth, as Pegasus was five years ago.

 "We  have  built  a  remarkable  company.   I'm  leaving  with  a  sense  of
 accomplishment and confidence that the Company is on track for a successful year," Mr. Galant said.

 Ms. Cole, age 37, has worked closely with Mr. Galant and other senior management executives at Pegasus over the past two years in her role as the lead engagement partner in charge of Pegasus' account. She has served as a partner in PricewaterhouseCoopers LLP's Technology Group for five years.

 She has 15 years of public accounting experience, most recently serving as Audit and Business Advisory Services Partner within PricewaterhouseCoopers LLP's Technology, Infocom, Communications, and Entertainment and Media group. She received a bachelor of business administration degree in accounting from the University of Texas at Austin.

 John F. Davis III, Pegasus Solutions' chairman and chief executive officer said, " I would like to thank Jerry for his dedication and financial expertise through some extraordinary times. The Board and everyone at Pegasus appreciates his substantial accomplishments and wishes him success in his future endeavors.

 "We are extremely fortunate to be able to have Susan Cole as Jerry's replacement. Susan already knows our Company inside and out, and brings valuable experience from her years in public accounting, particularly in the technology arena. We expect the transition to be smooth and swift."



 Dallas-based Pegasus Solutions, Inc. (www.pegs.com) is a leading global provider of hotel reservation technologies. Its services include central reservations systems; electronic distribution services that connect more than 40,000 hotels to the Internet and to the global distribution systems
 (GDS); travel agent commission processing and payment services; the consumer Internet site TravelWeb.com (www.travelweb.com); customer relationship management services; the Utell and Golden Tulip Worldwide marketing and reservation representation services; and soon, a Web-based enterprise solution with property management applications. Pegasus' customers comprise more than 100,000 travel agencies around the world, including nine of the 10 largest U.S.-based travel agencies(1); more than 42,000 hotel properties around the globe, including 18 of the 20 largest hotel companies in the world based on revenues and total number of guest rooms(2); and hundreds of Web sites/services have their hotel reservations Powered by Pegasus[TM]. In addition to its corporate headquarters in Dallas, Pegasus has 35 offices in 22 countries, including regional hubs in Phoenix, London and Singapore. The company's stock is traded on the Nasdaq National Market under the symbol PEGS.

 This statement contains references to future events and projected results, including anticipated transactions involving the Company and its service offerings. There can be no assurance that the referenced future events or projected results will actually occur or that the future financial performance of the Company will be as projected. Actual occurrences, results and performance may differ substantially and materially from those projected as a result of risks and uncertainties mentioned in this statement or detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2000.

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 (1)  Travel Weekly, June 26, 2000, "Top 50 Travel Agencies"
 (2)  Business Travel News, May 29, 2000, "The Top Hotel Companies"